EXHIBIT 99.1

First Horizon National Corp. Reports Second Quarter EPS of $0.17 with Adjusted EPS of $0.20**

Results reflect additional CECL-related reserve build of $93 million, or $0.23 per share driven by COVID-19 impact

Strong fee income, up 31% year over year driven by strength in fixed income

CET1 ratio of 9.3% improved 72 bps from first quarter 2020

Tangible book value per share of $9.99

MEMPHIS, Tenn., July 17, 2020 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN or “First Horizon”) today reported second quarter net income available to common shareholders (“NIAC”) of $52 million, or $0.17 per share, up from $12 million and $0.04 per share in first quarter 2020.  Adjusted NIAC, excluding certain notable items, was $64 million, or $0.20 per share, compared with $17 million and $0.05 per share in first quarter 2020.

“In this quarter of significant pandemic-related and broad-based economic challenges, we delivered solid results as we continued to work diligently to support clients, communities and our associates while prudently managing risk,” said President and Chief Executive Officer Bryan Jordan.  “Our second quarter results reflect the benefit of our diversified business model with strong pre-provision net revenue growth led by robust fee income and a modest increase in net interest income.”

Jordan continued, “We completed our merger of equals with IBERIABANK Corporation on July first, creating one of the largest banks in the South. With $83 billion in assets on a combined basis, the organization has significant scale with expanded capabilities and geographic reach that position us well to continue to deliver enhanced value for all our constituents.  I believe our strong balance sheet, the diversification of our portfolio, expense management, as well as the experience and commitment of the combined team will deliver significant shareholder value.”

During the quarter, First Horizon secured $2 billion in loans through the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) which provided aid to more than 300,000 employees of 15,000 customers.

  20% of the PPP loans supported women- and minority-owned businesses or businesses in low-to-moderate income tracts.
  First Horizon entered Phase 2 of reopening on June 4, 2020. Banking centers are open with occupancy limits and in-person appointments aren’t required but recommended.
  First Horizon continues to prioritize health and safety and remains focused on executing the business continuity plan and proactive client outreach and communication.
  The Company continues to be prudent in its focus on risk management and credit oversight.
  The acquisition of 30 branches from Truist Financial Corporation is scheduled to close today, July 17, 2020.

____________
**References to “Adjusted” results exclude notable items and are Non-GAAP Financial Measures. Where there is a reference to “Adjusted” results in a paragraph, all measures that follow these references are on the same basis. Additional information regarding the impact of notable items and Acquisitions on our results is described in this release. Please see the end of this release for important information on our use of Key Performance Metrics and Non-GAAP Financial Measures, as applicable, and their reconciliation to GAAP financial measures. References in this release to balance sheet items are on an average basis and loans exclude loans held for sale (“LHFS”) unless otherwise noted. References to net interest margin are on a fully taxable equivalent (“FTE”) basis and all references to earnings per share represent fully diluted per common share.  References to consolidated and/or commercial loans, loan growth, nonaccrual loans and allowance for loan losses include leases. The "Company" refers to First Horizon. Current reporting-period regulatory capital ratios are preliminary. Select totals may not sum due to rounding.

Second Quarter 2020 Financial Highlights

Diluted EPS/ Adjusted EPS** $0.17/ $0.20	ROA/ Adjusted ROA** 0.48% / 0.57%	ROCE/ Adjusted ROCE** 4.5%/5.5%	ROTCE**/ Adjusted ROTCE** 6.7% / 8.3%

Consolidated Highlights
Quarterly, Unaudited

				2Q20 Changes vs.
(Dollars in Thousands)	2Q20	1Q20	2Q19	1Q20	2Q19
Consolidated
Income Statement
Net interest income	$305,344	$302,802	$303,610	1%	1%
Noninterest income	206,269	174,756	157,993	18%	31%
Total revenues	511,613	477,558	461,603	7%	11%
Provision /(Provision Credit) for loan losses	110,000	145,000	13,000	(24)%	NM
Noninterest expense	332,168	311,319	300,394	7%	11%
Income before income taxes	69,445	21,239	148,209	NM	(53)%
Provision for income taxes	12,780	4,767	34,467	NM	(63)%
Net income	56,665	16,472	113,742	NM	(50)%
Net income attributable to noncontrolling interest	2,851	2,852	2,852	*	*
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income available to common shareholders	$52,264	$12,070	$109,340	NM	(52)%
PPNR (a)	179,445	166,239	161,209	8%	11%
NIM	2.90%	3.16%	3.34%	(8)%	(13)%
Diluted Shares	312,936	313,170	315,786	*	(1)%

Balance Sheet
Average Loans	$33,967,681	$30,524,165	$28,672,161	11%	18%
Average Deposits	37,526,495	32,882,006	31,963,544	14%	17%
Average Assets	47,934,074	43,551,912	41,243,007	10%	16%
Average Common Equity	4,672,507	4,611,339	4,478,106	1%	4%
NM - Not meaningful
* Amount is less than one percent.
(a) This non-GAAP measure is reconciled to pre-tax income ("PTI") in the reconciliation to GAAP financial measures at the end of this release.

Consolidated highlights for the second quarter:

  Total revenue of $512 million increased 7% linked quarter (“LQ” – compared to first quarter 2020) and 11% year over year (YoY – compared to second quarter 2019).
  Net interest income was relatively stable up 1% LQ despite rate headwinds, reflecting strong balance sheet growth.
    Net interest margin of 2.90% decreased 26 basis points driven by a significant decline in interest rates and excess cash balances, somewhat offset by loan growth, accretion and disciplined deposit pricing.
    Noninterest income growth of 18% LQ and 31% YoY was driven by strong fixed income results and higher other income tied to deferred compensation.
  Noninterest expense increased $21 million driven by deferred compensation and merger-related expense of $14 million, somewhat offset by lower advertising, travel and entertainment expenses.
    Efficiency ratio improved to 64.74% from 65.19% in first quarter 2020 and 65.08% in second quarter 2019.
  Provision for credit losses of $110 million decreased $35 million from first quarter 2020 and included a $93 million reserve build tied to COVID-19.
  Adjusted pre-provision net revenue of $194 million rose 13% LQ and 2% YoY, reflecting strength in noninterest income and stable net interest income.
  Loan loss reserves as a percentage of average loans as of June 30, 2020 increased to 1.64% from 1.33% as of March 31, 2020 and 0.65% as of June 30, 2019.
  Average loans increased 11% LQ and 18% YoY driven by loans to mortgage companies and the PPP program portfolio.
  Average deposits increased 14% LQ and 17% YoY driven by significant strength in demand deposits and savings; demand deposits represented 30% of total deposits as of June 30, 2020.
  CET1 Ratio of 9.3%, up 72 basis points LQ.
  Tangible book value per share of $9.99 increased slightly LQ and 5% YoY.

Regional Banking Highlights
Quarterly, Unaudited

				2Q20 Changes vs.
(Dollars in Thousands)	2Q20	1Q20	2Q19	1Q20	2Q19
Regional Banking
Net interest income	$349,749	$300,187	$297,534	17%	18%
Noninterest income	79,312	81,896	81,565	(3)%	(3)%
Total revenues	429,061	382,083	379,099	12%	13%
Provision for loan losses	108,311	145,441	17,776	(26)%	NM
Noninterest expense	202,297	211,034	192,413	(4)%	5%
Income before income taxes	$118,453	$25,608	$168,910	NM	(30)%
PPNR (a)	$226,764	$171,049	$186,686	33%	21%
Balance Sheet
Average Loans	$33,114,929	$29,614,576	$27,541,358	12%	20%
Average Deposits	33,792,347	30,581,519	29,955,819	10%	13%
NM - Not meaningful
(a) This non-GAAP measure is reconciled to pre-tax income ("PTI") in the reconciliation to GAAP financial measures at the end of this release.

Regional Banking highlights include:

  Revenue up 12% LQ and 13% YoY.
  Net interest income up 17% LQ and 18% YoY, reflecting loan growth.
  Average loans up 12% LQ and 20% YoY driven by loans to mortgage companies and PPP loans.
  Average deposit growth of 10% LQ and 13% YoY.
    Deposit costs trending down, reflecting lower rates and pricing discipline.
  Provision expense of $108 million decreased $37 million LQ and increased $91 million YoY driven by the impact of changes in the macroeconomic forecast tied to current expected credit losses methodology.
  Noninterest expense decreased 4% LQ largely reflecting lower personnel, advertising, and travel and entertainment expense and increased 5% YoY largely reflecting an increase in the reserve for unfunded commitments.

Fixed Income Highlights
Quarterly, Unaudited

				2Q20 Changes vs.
(Dollars in Thousands)	2Q20	1Q20	2Q19	1Q20	2Q19
Fixed Income
Net interest income	$13,545	$10,914	$6,171	24%	NM
Noninterest income	113,235	95,723	65,622	18%	73%
Total revenues	126,780	106,637	71,793	19%	77%
Noninterest expense	83,039	81,063	55,534	2%	50%
Income before income taxes	$43,741	$25,574	$16,259	71%	NM
NM - Not meaningful

Fixed Income highlights include:

  Total revenue of $127 million, up 19% LQ and 77% YoY reflecting robust sales activity across all trading desks.
  Fixed income average daily revenue of $1.6 million, increased 26% LQ and 84% YoY, reflecting more favorable market conditions.
  Noninterest expense increased 2% LQ and 50% YoY, reflecting an increase in variable compensation related to higher revenues.

Capital and Liquidity Highlights
Quarterly, Unaudited

				2Q20 Changes vs.
(Dollars in Millions)	2Q20	1Q20	2Q19	1Q20	2Q19
Capital and Liquidity Highlights
Common dividends declared	$46.8	$46.7	$43.7	*	7%
Preferred dividends declared	1.6	1.6	1.6	*	*
Share repurchases	—	—	50.2	NM	NM
Capital Ratios (a)
Common Equity Tier 1	9.26%	8.54%	9.25%
Tier 1	10.69%	9.52%	10.24%
Total Capital	12.48%	10.78%	11.34%
Leverage	8.56%	9.00%	9.04%
(a) Current quarter is an estimate.
NM - Not meaningful
* Amount is less than one percent.

Capital and Liquidity highlights include:

  Declared $0.15 per common share quarterly dividend in 2Q20, which was paid on July 1, 2020.
  No share repurchases in 2Q20.
  CET 1 of 9.3% and total capital 12.5% as of June 30, 2020.

Asset Quality Highlights
Quarterly, Unaudited

				2Q20 Changes vs.
(Dollars in Thousands)	2Q20	1Q20	2Q19	1Q20	2Q19
Asset Quality Highlights
Allowance for loan losses	$537,881	$444,490	$192,749	21%	NM
Allowance / loans %	1.64%	1.33%	0.65%
Net Charge-offs	$16,609	$7,211	$5,162	NM	NM
Net charge-offs %	0.20%	0.10%	0.07%
Nonperforming Loans (a)	$225,991	$189,813	$204,586	19%	10%
NPL %	0.69%	0.57%	0.69%
30+ delinquencies	$41,654	$62,642	$58,861	(34)%	(29)%
30+ delinquencies %	0.13%	0.19%	0.20%
(a) Excludes loans held-for-sale.
NM - Not meaningful

Asset Quality highlights include:

  Allowance for loan losses increased to $538 million largely reflecting the impact of changes in macro-economic expectations given the COVID-19 pandemic and the implementation of current expected credit losses methodology.
  Nonperforming loans increased $36 million from first quarter 2020 and $21 million from second quarter 2019.
  Net charge-offs of $17 million increased $9 million from first quarter 2020 and $11 million from second quarter 2019 primarily driven by one energy credit and one restaurant credit.
  The allowance for credit losses to loans ratio increased to 1.64% from 1.33% as of March 31, 2020 and 0.65% as of June 30, 2019.
  30+ delinquencies decreased in the C&I and CRE portfolios.

Use of Non-GAAP Measures
Several financial measures in this release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this release are adjusted net income available to common ("NIAC"), adjusted earnings per share ("EPS"), adjusted return on average assets ("ROA"), adjusted return on average common equity (“ROCE”), return on tangible common equity ("ROTCE"), adjusted ROTCE, pre-provision net revenue (“PPNR”), and adjusted PPNR. These profitability measures are reported to First Horizon’s management and directors through various internal reports. First Horizon’s management believes these measures are relevant to understanding the financial results of First Horizon and its business segments. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. First Horizon has reconciled each of these measures to a comparable GAAP measure below:

FHN NON-GAAP TO GAAP RECONCILIATION
Quarterly, Unaudited
(Dollars and shares in thousands, except per share data)

Adjusted Diluted EPS		2Q20	1Q20
Net income available to common ("NIAC") (GAAP)	a	$52,264	$12,070
Plus Tax effected notable items (Non-GAAP) (a)		$11,752	$4,537
Adjusted NIAC (Non-GAAP)	b	$64,016	$16,607

Diluted Shares (GAAP)	c	312,936	313,170

Diluted EPS (GAAP)	a/c	$0.17	$0.04
Adjusted diluted EPS (Non-GAAP)	b/c	$0.20	$0.05

Adjusted Net Income ("NI") and Adjusted Return on Assets ("ROA")		2Q20	1Q20
Net Income ("NI") (GAAP)		$56,665	$16,472
Plus Tax effected notable items (Non-GAAP) (a)		$11,752	$4,537
Adjusted NI (Non-GAAP)		$68,417	$21,009

NI (annualized) (GAAP)	d	$227,905	$66,250
Adjusted NI (annualized) (Non-GAAP)	e	$275,172	$84,498

Average assets (GAAP)	f	$47,934,074	$43,551,912

ROA (GAAP)	d/f	0.48%	0.15%
Adjusted ROA (Non-GAAP)	e/f	0.57%	0.19%

Adjusted Return on Average Common Equity ("ROCE")/ Return on Average Tangible Common Equity ("ROTCE")		2Q20	1Q20
NIAC (GAAP)		$52,264	$12,070
Plus Tax effected notable items (Non-GAAP) (a)		$11,752	$4,537
Adjusted NIAC (Non-GAAP)		$64,016	$16,607

NIAC (annualized) (GAAP)	g	$210,205	$48,545
Adjusted NIAC (annualized) (Non-GAAP)	h	$257,471	$66,793

Average Common Equity (GAAP)	i	$4,672,507	$4,611,339
Intangible Assets (GAAP) (b)		$1,555,049	$1,560,340
Average Tangible Common Equity (Non-GAAP)	j	$3,117,458	$3,050,999

ROCE (GAAP)	g/i	4.50%	1.05%
Adjusted ROCE (Non-GAAP)	h/i	5.51%	1.45%

ROTCE (Non-GAAP)	g/j	6.74%	1.59%
Adjusted ROTCE (Non-GAAP)	h/j	8.26%	2.19%

Consolidated Pre-provision Net Revenue ("PPNR")/ Adjusted PPNR	2Q20	1Q20	2Q19
Net interest income (GAAP)	$305,344	$302,802	$303,610
Plus: Noninterest income (GAAP)	$206,269	$174,756	$157,993
Total revenues (GAAP)	$511,613	$477,558	$461,603
Less: Noninterest expense (GAAP)	$332,168	$311,319	$300,394
PPNR (Non-GAAP)	$179,445	$166,239	$161,209
Provision/(provision credit) for loan losses (GAAP)	$110,000	$145,000	$13,000
Income before income taxes (pre-tax income ("PTI")) (GAAP)	$69,445	$21,239	$148,209
PPNR (Non-GAAP)	$179,445	$166,239	$161,209
Plus: Notable items (Non-GAAP) (c)	$14,321	$5,777	$28,059
Adjusted PPNR (Non-GAAP)	$193,766	$172,016	$189,268

Regional Banking PPNR
Net interest income (GAAP)	$349,749	$300,187	$297,534
Plus: Noninterest income (GAAP)	$79,312	$81,896	$81,565
Total revenues (GAAP)	$429,061	$382,083	$379,099
Less: Noninterest expense (GAAP)	$202,297	$211,034	$192,413
PPNR (Non-GAAP)	$226,764	$171,049	$186,686
Provision/(provision credit) for loan losses (GAAP)	$108,311	$145,441	$17,776
Income before income taxes (PTI) (GAAP)	$118,453	$25,608	$168,910

(a) 2Q20 and 1Q20 include $14.3 million and $5.8 million, respectively of pre-tax acquisition-related expenses largely associated with the merger of equals with IBERIABANK Corporation ("IBKC") and pending branch acquisition adjusted using an incremental tax rate of approximately 18 percent in 2Q20 and 21 percent in 1Q20.

(b) Includes goodwill and other intangible assets, net of amortization.

(c) 2Q20, 1Q20, and 2Q19 include $14.3 million, $5.8 million, and $8.6 million, respectively of pre-tax acquisition-related expenses; 2Q19 also includes $18.7 million of restructuring-related expenses, $9.1 million of rebranding-related expenses, and an $(8.3) million expense reversal related to the resolution of a legal matter.

Conference call
Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com.  The call and slide presentation may involve forward-looking information, including guidance.

Callers wishing to participate may call toll-free starting at 8:15 a.m. CT today by dialing 888-317-6003 and entering access code 5406075. The number for international participants is 412-317-6061 and the access code is 5406075.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.FirstHorizon.com. A replay will be available from noon CT today until midnight CT on July 31. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10145732. The event also will be archived and available beginning today by midnight CT in the investor relations section of www.FirstHorizon.com.

Disclaimers and Other Information
This communication contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

About First Horizon
First Horizon National Corp. (NYSE:FHN), with $83 billion in assets, is a leading regional financial services company, dedicated to strengthening the lives of our associates, clients, shareholders, and communities. Headquartered in Memphis, TN, the banking subsidiary First Horizon Bank operates approximately 460 bank locations in 11 states across the Southeast. With more than 288 years of combined First Horizon Bank and IBERIABANK financial experience, the Company and its subsidiaries offer commercial, private banking, consumer, small business, wealth and trust management, retail brokerage, capital markets, fixed income, mortgage, and title insurance services. First Horizon is recognized as one of the nation's best employers by Fortune and Forbes magazines and a Top 10 Most Reputable U.S. bank. More information is available at www.FirstHorizon.com.

FHN-G

CONTACT:	Investor Relations, Ellen Taylor (901) 523-4450 Investor Relations, Aarti Bowman, (901) 523-4017 Media Relations, Silvia Alvarez, (901) 523-4465